Executed in 6 Parts
                                             Counterpart No. (   )



                              NATIONAL EQUITY TRUST
             SHORT-TERM LOW FIVE COVERED WRITE OPTION TRUST SERIES 9
                            REFERENCE TRUST AGREEMENT



     This Reference Trust Agreement dated ________, 2003 among Prudential Investment Management Services LLC, as Depositor, Prudential Investments LLC, as Portfolio Supervisor, and The Bank of New York, as Trustee sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "National Equity Trust, Trust Indenture and Agreement" (the "Basic Agreement") dated August 8, 2001. Such provisions as are set forth in full herein and such provisions as are incorporated by reference constitute a single instrument (the "Indenture").


                                WITNESSETH THAT:


     In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows: Part I.

                     STANDARD TERMS AND CONDITIONS OF TRUST


     Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

A. Article IX, entitled "Additional Covenants; Miscellaneous Provisions," shall be amended as follows:

     (i) The first sentence of Section 9.05 - Written Notice shall be amended by deleting the language "Prudential Securities Incorporated at One Seaport Plaza, New York, New York 10292" and replacing it with "Prudential Investment Management LLC at 100 Mulberry Street, Gateway Center Three, Newark, New Jersey 07102".

                                    Part II.

                     SPECIAL TERMS AND CONDITIONS OF TRUST


     The following special terms and conditions are hereby agreed to:

A. The Trust is denominated National Equity Trust, Short-Term Low Five Covered Write Option Trust Series 9.

B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in Trust under this Indenture as of the date hereof subject to the Purchase Rights listed in Schedule A hereto.

C.   The term "Depositor" shall mean Prudential  Investment  Management Services
     LLC.

D.   The term "Portfolio Supervisor" shall mean Prudential Investments LLC.

E.   The aggregate number of Units referred to in Sections 2.03 and 9.01 of the
      Basic Agreement is          as of the date hereof.

F.   A Unit of the Trust is hereby declared initially equal to 1/     th of the
     Trust.

G.   The term "First Settlement Date" shall mean                        , 2003.

H. The term "Distribution Date" shall be as soon as possible after the Termination Date to Unit Holders of record on the Termination Date.

I.   The term "Termination Date" shall mean          , 2003.

J.   The Trustee's Annual Fee shall be $    (per 1,000 Units).

K. The Portfolio Supervisor's portfolio supervisory service fee shall be $.25 per 1,000 Units.



               [Signatures and acknowledgments on separate pages]